Exhibit 10.10

EXECUTION COPY

SECOND RETENTION AGREEMENT

AGREEMENT entered into as of this 22nd day of October, 2007 (the “Effective Date”) by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Company”) and Robert A. Cascella, an individual having his principal residence in Charlestown, Massachusetts (the “Executive”).

WHEREAS, the Executive serves as the President and Chief Operating Officer of the Company;

WHEREAS, upon the Closing Date (as such term is defined in the Merger Agreement) and pursuant to that certain Agreement and Plan of Merger by and among the Company, Nor’easter Corp. and Cytyc Corporation (“Cytyc”) dated as of May 20, 2007 (the “Merger Agreement”);

WHEREAS, the Company and the Executive entered into a Retention and Severance Agreement, dated May 3, 2006, to provide certain incentives to the Executive if he remained employed with the Company until December 31, 2008 (the “First Retention Agreement”) and an Amended and Restated Change of Control Agreement, dated October 30, 2006 ( the “Change of Control Agreement”);

WHEREAS, subject to and conditioned upon the Merger, in order to provide additional incentives, in addition to the benefits provided under the First Retention Agreement, to the Executive to ensure his continued employment until the three year anniversary of the Closing Date the Company is prepared to pay the Executive a Retention Bonus (as defined below) and issue Restricted Stock Units on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Executive is prepared to continue his employment by the Company following the Closing Date in reliance upon the Company’s undertaking and agreement to pay such Retention Bonus and issue Restricted Stock Units and issue Restricted Stock Units on the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Definitions.

1.1 Accrued Compensation. For purposes of this Agreement, “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date, including without limitation, (i) base salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, during the period ending on the Termination Date, (iii) vacation pay, and (iv) any other amounts that may be earned or accrued through the Termination Date under any other change of control, retention (including the First Retention Agreement and Change of Control Agreement) or other agreement between the Executive and the Company relating to his employment with the Company.

1.2 Cause. The Company may terminate the Executive's employment during the Term of this Agreement for “Cause”. For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; (ii) material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or policies and procedures that are applicable to the Executive; or (iii) the conviction of the Executive of a felony involving moral turpitude. The Company shall provide the Executive with 30 days written notice of any determination of Cause and provide the Executive, for a period of 30 days following such notice, with the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and following such presentation to the Board, the Executive may only be terminated for Cause if the Board by a vote of not less than 75% of the independent directors (determined in accordance with the corporate governance listing standards of the Nasdaq National Market and the applicable rules and regulations of the Commission) determining that his actions did, in fact, constitute for Cause.

1.3 Company. For purposes of this Agreement, “Company” shall mean Hologic, Inc. and shall include its “Successors and Assigns” (as hereinafter defined).

1.4 Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for a period of ninety (90) consecutive days, and the Executive has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as hereinafter defined).

1.5 Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(a)	Material diminution in the Executive’s offices, titles and reporting requirements, authority, duties or responsibilities as in effect at any time in the ninety (90) days prior to Notice of Termination;

(b)	Executive ceases to report to the Chief Executive Officer of the Company;

(c)	Any person other than John W. Cumming serves as the Company’s Chief Executive Officer; or

(d)	Material breach by the Company of this Agreement.

1.6 Notice of Termination. For purposes of this Agreement, “Notice of Termination” shall mean (i) a written notice from the Company of termination of the Executive's employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; or (ii) a written notice from the Executive to the Company of his resignation for Good Reason, within ninety (90) days of the initial existence of the Good Reason condition(s), describing the condition(s) in specific and adequate detail, and the Company has had thirty (30) days to cure such condition(s) after the date on which the Executive gives such Notice of Termination to the Company.

1.7 Termination Date. For purposes of this Agreement, “Termination Date” shall mean in the case of the Executive's death, his date of death, in the case of Good Reason, the last day of his employment, and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability or by the Executive for Good Reason, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days.

2. Effective Date. This Agreement is subject to and conditioned upon the consummation of the Merger. Upon the Closing Date of the Merger, this Agreement shall become effective (the “Effective Date”). In the event that the Merger is not consummated, for whatever reason, this Agreement shall be void ad initio and of no force and effect.

3. Retention Bonus; Restricted Stock Units. Subject to and conditioned upon the consummation of the Merger, (i) provided that the Executive has remained continuously employed by the Company or, if applicable, by its successor or assignee until the three year anniversary of the Closing Date (the “Retention Date”), then the Company shall pay the Executive by check or by federal funds wire transfer, within fifteen (15) days of the Retention Date, a cash bonus in the amount of One Million Dollars (a “Retention Bonus”) and (ii) as of the Effective Date the Company shall issue the Executive One Million Dollars ($1,000,000) in Restricted Stock Units (based on the “fair market value” of the Common Stock as of the Effective Date; fair market value shall mean the last reported sales price for such Common Stock on the Nasdaq National Market (on that date) or the closing bid, if no sales were reported as quoted on such exchange or system as reported in The Wall Street Journal or such other source as the Board deems reliable). The Restricted Stock Units shall be fully vested upon the Retention Date and be subject to the terms and conditions more fully described in the governing Restricted Stock Unit Agreement.

4. Change of Control Agreement. The Executive and Company agree that the Change of Control Agreement is hereby amended to provide that the payment of any Retention Bonus and issuance of Restricted Stock Units under this Agreement shall not be taken into consideration when determining and/or calculating the Executive’s Annual Base Salary, Annual Bonus, Average Annual Bonus, Change of Control Payments or Special Bonus (as such terms are defined or used in the Change of Control Agreement) thereunder.

5. Termination of Employment.

5.1 If, during the term of this Agreement, the Executive's employment with the Company is terminated, then the Executive shall be entitled to the following compensation and benefits:

(a)	If the Executive’s employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation only.

(b)	If the Executive’s employment with the Company shall be terminated by Company without Cause (as defined in Section 1.2) or by the Executive for Good Reason (as defined in Section 1.5), then the Executive shall be entitled to each and all of the following:

(i)	The Company shall pay the Executive all Accrued Compensation; and

(ii)	The Company shall pay the Executive the Retention Bonus and shall remove any restrictions on Common Stock provided for pursuant to the Restricted Stock Unit Agreement described in Section 3 herein within fifteen (15) days of termination.

(c)	The Amounts provided for in Sections 5.1(a) and 5.1(b)(i) shall be paid in a single lump sum cash payment within five (5) business days after the Executive’s Termination Date (or earlier, if required by applicable law).

5.2 Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

6. Other Severance Benefits. The benefits provided for in Section 5.1(b) shall be in addition to the benefits provided under the First Retention Agreement. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

7. Divestiture or Sale of Division. Notwithstanding any other provision of this Agreement to the contrary, the termination of the Executive's employment with the Company in connection with the sale, divestiture or other disposition of a Subsidiary or “Division” (as hereinafter defined) (or part thereof) shall not be deemed to be a termination of employment of the Executive for purposes of this Agreement provided, in the event such sale, divestiture or other disposition of a Subsidiary or Division, the Company obtains an agreement from such purchaser or acquiror as contemplated in Section 9.3. The Executive shall not be entitled to benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, except in the event of a subsequent termination of employment entitling Executive to a payment hereunder. “Division” shall mean a business unit or other substantial business operation within the Company that is operated as a separate profit center, but that is not maintained by the Company as a separate legal entity.

8. Excise Tax Payments.

8.1 Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

8.2 An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Plan and the amount of such Limited Payment Amount shall be made by an accounting firm at the Company’s expense selected by the Company which is designated as one of the six largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within five (5) days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion, at the Company’s expense, reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 8.3 below.

8.3 As a result of the uncertainty in the application of Sections 4999 and 28OG of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive either have been made or will not be made by the Company which, in either case, will be inconsistent with the limitations provided in Section 8.1 (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court, or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company, on demand (but not less than thirty (30) days after written notice is received by the Executive), together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive's satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within thirty (30) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to the Executive until the date of payment.

8.4 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

9. Successors: Binding Agreement.

9.1 This Agreement shall be binding upon and shall inure to the benefit of the Company, and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

9.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representative.

9.3 In the event that a Subsidiary or Division (or part thereof) is sold, divested, or otherwise disposed of by the Company subsequent to or in connection with a Change in Control and the Executive is offered employment by the purchaser or acquiror thereof, the Company shall require such purchaser or acquiror to assume, and agree to perform, the Company's obligations under this Agreement, in the same manner, and to the same extent, that the Company would be required to perform if no such acquisition or purchase had taken place.

10. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, (collectively, a “Claim”) shall be settled by arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the parties. If the parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the parties. Any such arbitration shall be conducted in Boston, Massachusetts, unless the Executive consents to a different location.

11. Injunctive Relief. If the Executive commits a breach or is about to commit a breach, of any of the provisions of this Agreement, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show they have sustained by reason of such breach.

12. Tax Treatment; Tax Withholding. The Company and the Executive hereby acknowledge and agree that any Retention Bonus payable hereunder and issuance of Company common stock pursuant to the Restricted Stock Unit Agreement shall be treated and reported by the Company and the Executive as additional compensation for services rendered and as ordinary income. The Executive also acknowledges and agrees that the Company may withhold from any Retention Bonus, issuance of Company’s common stock pursuant to the Restricted Stock Unit Agreement or any other payment such amounts as may be required to satisfy all federal, state and local withholding and employment tax obligations.

13. General Provisions.

13.1 No Special Employment Rights. No provision of this Agreement shall grant or confer upon, or shall be construed to grant or confer upon, the Executive any right with respect to the continuation of his employment by the Company or to otherwise affect in any respect the terms and conditions of such employment except to the extent expressly provided hereunder.

13.2 Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: David Brady, Senior Vice President

Facsimile Number: (781) 280-0674

E-Mail Address: dbrady@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Facsimile Number: (617) 856-8201

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

Robert A. Cascella

64th Ninth Street

Charlestown, MA 02129

617/241-0801

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 13.2 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

13.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral; provided, however, that the Change of Control Agreement, Employee Intellectual Property Rights and Non-Competition Agreement, option agreement, restricted stock unit agreement, First Retention Agreement or other employment agreement by and between the Company and Executive shall remain in full force and effect, except as specifically provided herein. This Agreement may not be amended or revised except by a writing signed by both the Company and the Executive.

14. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

15. 409A Compliance. Notwithstanding any other provision herein to the contrary, the Company shall make the payments required hereunder in compliance with the requirements of Section 409A of the Code and any interpretative guidance issued thereunder. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the timing of payments as it deems necessary to comply with Section 409A of the Code.

16. Release. The Executive agrees that, with the exception of the Accrued Compensation due to him in accordance with the terms hereunder, that the payment of any severance under Sections 5.1(b)(i) and (ii) is subject to and conditioned upon the execution and delivery by the Executive to the Company of a Settlement and Release Agreement (the “Release Agreement”) in favor of the Company, its affiliates and their respective officers, directors, employees and agents in respect to the Executive’s employment with the Company and the termination thereof in a form suitable to the Company and the expiration of any revocation period provided for under the Release Agreement.

17. Other Change in Control Agreement. Notwithstanding anything herein to the contrary, if the Executive is a party to a Change of Control Agreement with the Company and such agreement results in the payment of benefits to the Executive as the result of a change in control then the Executive shall receive no compensation hereunder other than the Retention Payment and Restricted Stock Units, subject to the terms and conditions herein.

17.1 Effect of Headings. The titles of section headings herein contained have been provided solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

17.2 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

17.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.

Hologic, Inc.

By:	/s/ Glenn P. Muir

Executive

/s/ Robert A. Cascella
Robert A. Cascella